New York Mortgage Trust Reports Third Quarter 2010 Results

Third Quarter 2010 Net Income of $0.17 Per Common Share

NEW YORK, NY – November 2, 2010 – New York Mortgage Trust, Inc. (NASDAQ: NYMT) (“NYMT” or the “Company”) today reported results for the three and nine months ended September 30, 2010.

Summary of Third Quarter 2010:

•	Third quarter 2010 earnings per common share of $0.17 as compared to $0.31 per common share for the third quarter of 2009.

•	Third quarter 2010 net income of $1.6 million as compared to net income of $2.9 million for the third quarter of 2009.

•	Paid a third quarter dividend of $0.18 per common share on October 25, 2010.

•
Book value per common share increased to $7.16 as of September 30, 2010, or $6.98 after giving effect to the dividend noted above, as compared to $6.69 per common share as of December 31, 2009 and $6.90 per common share as of June 30, 2010.

•	Third quarter 2010 portfolio margin was 363 basis points, a decrease of 7 basis points from the second quarter of 2010 and a decrease of 50 basis points from the third quarter of 2009.

•	Invested $10 million in a limited partnership that acquired a pool of residential mortgage loans.

Management Overview

Jim Fowler, Chairman of the Board, commented, “During the third quarter, the Company continued to diversify its investment portfolio by investing capital in two alternative asset vehicles.  These investments include the purchase, as previously announced, of senior notes of the holding company for Bridger Commercial Funding, a commercial mortgage loan originator, as well as a $10 million investment in a limited partnership that acquired a pool of residential mortgage loans that management believes will generate attractive risk-adjusted returns.

Steven R. Mumma, Chief Executive Officer, commented, “The Company invested $10 million in a pool of residential mortgages at a significant discount to the loans’ unpaid principal balance, which management believes will result in accretive returns to our overall portfolio. The purchase is part of our strategy of pursuing credit based investment opportunities in the residential and commercial mortgage markets.  In addition, during the 2010 third quarter, the Company continued to benefit from trading strategies put into place in 2009, such as its investments in collateralized loan obligations and non-Agency RMBS, while it builds out its portfolio for the future.”

Results from Operations

For the three months ended September 30, 2010, the Company reported consolidated net income of $1.6 million, or $0.17 per common share, as compared to consolidated net income for the three months ended September 30, 2009 of $2.9 million, or $0.31 per common share.  The $1.3 million decrease in net income was driven by a $2.5 million decrease in net interest income, a $0.3 million increase in expenses, a $0.2 million increase in provision for loan losses, partially offset by an increase in realized gains of $1.5 million from the sale of certain Agency and non-Agency RMBS during the period.  For the three months ended September 30, 2010, net interest margin was $2.2 million, as compared to $4.7 million for the same period in 2009.  The decline in net interest margin was primarily a result of a reduction in the Company’s average interest earning assets from $571.0 million for the quarter ended September 30, 2009 to $343.5 million for the quarter ended September 30, 2010. The decline in average interest earning assets during this time is a function of the Company’s previously disclosed portfolio repositioning, which has focused on transitioning from a portfolio almost exclusively centered on leveraged Agency RMBS and prime ARM loans held in securitization trusts to a more diversified portfolio that includes elements of credit risk with reduced leverage.

Book value per common share as of September 30, 2010 was $7.16, or $6.98 after giving effect for the $0.18 third quarter dividend paid on October 25, 2010. The book value included net unrealized gains of $1.53 per common share are presented as accumulated other comprehensive income, including $1.70 per common share of net unrealized gains related to available for sale securities and $0.17 per common share of unrealized derivative losses related to cash flow hedges.

Portfolio Results

The following table summarizes the Company’s investment securities portfolio and mortgage loans held in securitization trusts (net) at September 30, 2010, classified by relevant categories:

(dollar amounts in thousands)	Current Par Value	Carrying Value	Coupon *	Yield *
Agency RMBS	$48,668	$51,332	5.07%	3.84%
Non-Agency RMBS	31,181	23,910	3.76%	13.03%
Collateralized Loan Obligations	45,950	23,949	3.74%	37.30%
Loans Held in Securitization Trusts	237,360	236,050	3.46%	3.30%
Total/Weighted Average	$363,159	$335,241	3.76%	5.29%

* Coupons and yields based on third quarter 2010 average balances.

As of September 30, 2010, the Company had $99.2 million of investment securities available for sale, $51.3 million of which were Agency RMBS.  As of September 30, 2010, the Agency RMBS portfolio was financed with $38.5 million of repurchase agreement borrowings with an average interest rate of 0.31% and an average haircut of 5.8%.  In addition, the Company’s investment securities portfolio included $23.9 million of non-Agency RMBS and $23.9 million of CLOs.

As of September 30, 2010, the Company had $236.1 million of loans held in securitization trusts (net) permanently financed with $227.7 million of collateralized debt obligations.  As of September 30, 2010, delinquencies greater than 60 days on loans held in securitization trusts represented 8.40% of the loan portfolio, as compared to 6.14% at December 31, 2009 and 7.50% at June 30, 2010.  The 226 basis points increase in delinquencies since December 31, 2009 was due to a $2.9 million increase in delinquent loan balances and a decrease of $39.6 million of mortgage loans held in securitization trusts at September 30, 2010 as compared to December 31, 2009.  As of September 30, 2010, the Company had reserves totaling $2.8 million for loan losses on these loans.  In addition, as of September 30, 2010, the Company’s balance sheet included two real estate owned properties totaling $0.3 million.

Investment in Residential Mortgage Loan Limited Partnership

On August 10, 2010, the Company's wholly-owned subsidiary, Hypotheca Capital, LLC, invested $10 million in a limited partnership that was formed for the purpose of acquiring, servicing, selling or otherwise disposing of first-lien residential mortgage loans.  During the third quarter of 2010, the partnership acquired for approximately $9.8 million a pool of mortgage loans that generally (a) were originated approximately five years ago, (b) are currently performing and (c) have a current loan-to value ratio in excess of 100%.  The pool of mortgage loans was acquired by the partnership at a significant discount to the loans’ unpaid principal balance.   The Company expects the partnership to maximize the value of the mortgage loans acquired by it through loan modification, special servicing and other initiatives.  Management believes the investment in the partnership will generate attractive risk-adjusted returns for the Company.

Conference Call

On Wednesday, November 3, 2010, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and nine months ended September 30, 2010. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, November 10, 2010 and can be accessed by dialing (800) 642-1687 and entering passcode 22131449.  A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com.  Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Third quarter 2010 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or about November 5, 2010.  A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a real estate investment trust (“REIT”) that acquires and manages primarily real estate-related assets, including mortgage-backed securities ("RMBS") issued by Fannie Mae or Freddie Mac (each an "Agency"), high credit quality residential adjustable rate mortgage ("ARM") loans, non-Agency RMBS, and to a lesser extent, other real-estate-related and financial assets. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information

AT THE COMPANY
Steven R. Mumma,
CEO, President
Phone:  212-792-0109
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, changes in business conditions and the general economy, a rise in interest rates or an unfavorable change in prepayment rates, a change in the availability or terms of financing for our assets, the failure to identify and acquire suitable investment assets for the Company’s portfolio, failure to maintain the Company’s qualification as a REIT for federal tax purposes or its exemption from the Investment Company Act of 1940, failure to effectively manage the risks associated with investing in mortgage loans, including changes in loan delinquencies and prepayment rates, and a failure to effectively implement and manage the Company’s hedging strategy. The reports that the Company files with the Securities and Exchange Commission contain a more detailed description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2010	2009	2010	2009

INTEREST INCOME	$4,536	$7,994	$15,942	$24,200

INTEREST EXPENSE:
Investment securities and loans held in securitization trusts	1,211	1,864	3,887	7,041
Subordinated debentures	563	785	1,995	2,417
Convertible preferred debentures	537	662	1,737	1,807
Total interest expense	2,311	3,311	7,619	11,265

NET INTEREST INCOME	2,225	4,683	8,323	12,935

OTHER INCOME (EXPENSE):
Provision for loan losses	(734)	(526)	(1,336)	(1,414)
Impairment loss on investment securities	-	-	-	(119)
Income from investment in limited partnership	150	-	150	-
Realized gain on investment securities
and related hedges	1,860	359	3,958	623
Total other income (expense)	1,276	(167)	2,772	(910)

General, administrative and other expenses	2,222	1,875	6,185	5,047

INCOME FROM CONTINUING OPERATIONS	1,279	2,641	4,910	6,978
Income from discontinued operation - net of tax	298	236	877	500
NET INCOME	$1,577	$2,877	$5,787	$7,478

Basic income per common share	$0.17	$0.31	$0.61	$0.80
Diluted income per common share	$0.17	$0.30	$0.61	$0.78
Dividends declared per common share	$-	$0.25	$0.43	$0.66
Weighted average shares outstanding-basic	9,425	9,406	9,421	9,349
Weighted average shares outstanding-diluted	9,425	11,906	9,421	11,849

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share amounts)

	September 30,	December 31,
	2010	2009
ASSETS	(unaudited)

Investment securities - available for sale, at fair value (including pledged
securities of $40,937 and $91,071, respectively)	$99,191	$176,691
Mortgage loans held in securitization trusts (net)	236,050	276,176
Investment in limited partnership	10,150	-
Cash and cash equivalents	40,514	24,522
Receivable for securities sold	7,743	-
Receivables and other assets	10,394	11,425
Total Assets	$404,042	$488,814

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$38,465	$85,106
Collateralized debt obligations	227,665	266,754
Derivative liabilities	1,633	2,511
Accounts payable, accrued expenses and other liabilities	3,849	6,713
Convertible preferred debentures (net)	19,963	19,851
Subordinated debentures (net)	45,000	44,892
Total liabilities	336,575	425,827
Commitments and Contingencies
Stockholders' Equity:
Common stock, $0.01 par value, 400,000,000 authorized, 9,425,442 and 9,415,094,
shares issued and outstanding, respectively	94	94
Additional paid-in capital	138,608	142,519
Accumulated other comprehensive income	14,422	11,818
Accumulated deficit	(85,657)	(91,444)
Total stockholders' equity	67,467	62,987
Total Liabilities and Stockholders' Equity	$404,042	$488,814